Exhibit 99.1

AMEDISYS TO REPURCHASE 50% OF SHARES HELD BY KKR

Accretive Transaction to Reduce Outstanding Shares by 2.4 Million or 7.1%

KKR to Maintain its Board Seat For at Least Twelve Months Following the Transaction

Baton Rouge, LA (June 4, 2018) - Amedisys, Inc. (NASDAQ: AMED), America’s leading independent home health, hospice care and personal care company, today announced it has purchased 2,418,304 of its common shares from KKR, representing one-half of their holdings in the Company and 7.1% of the aggregate outstanding shares of the Company’s common stock. The Company repurchased the shares at 96% of the closing price of the Company’s common stock on June 4, 2018. KKR will maintain its presence on the Amedisys Board of Directors for at least twelve months following the transaction.

The aggregate value of the transaction is approximately $178 million and will be financed through the use of $140 million of available cash with the remainder funded by borrowings under the Company’s existing revolving credit facility. For Amedisys, this transaction will be immediately 6% to 7% accretive to earnings per common share.

Post transaction, the Company’s available cash will be approximately $20 million and its outstanding borrowings under the credit facility will be $128 million resulting in a net leverage ratio of approximately 0.7x. The company is also in advanced discussions with its lenders to significantly expand its borrowing capacity under its senior secured credit facility to allow it to capitalize on its active acquisition pipeline.

“Our ability to opportunistically deploy capital in an accretive manner, while maintaining extremely low leverage and significant borrowing capacity to finance future acquisitions, makes this a great deal for our shareholders and our company,” said Paul Kusserow, President and Chief Executive Officer of Amedisys. Kusserow also emphasized, “This transaction is a strong signal of confidence in our Company’s continued attractive growth prospects. While accretive acquisitions remain our first priority for capital deployment, we view this transaction as the best use of capital given current acquisition multiples and the confidence we have in our business. Our acquisition pipeline remains active, cash flow is strong and we have ready access to capital markets. We are also very pleased that KKR will remain a significant shareholder and that Nat Zilkha will remain on our Board of Directors as both KKR and Nat have been invaluable partners over the course of their five-year investment.”

Following this transaction, Amedisys will have approximately 32 million of outstanding shares of common stock.

Forward-Looking Statements

When included in this press release, words like “believes,” “belief,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “may,” “might,” “would,” “should” and similar expressions are intended to identify forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a variety of risks and uncertainties that could cause actual results to differ materially from those described therein. These risks and uncertainties include, but are not limited to the following: changes in Medicare and other medical payment levels, our ability to open care centers, acquire additional care centers and integrate and operate these care centers effectively, changes in or our failure to comply with existing federal and state laws or regulations or the inability to comply with new government regulations on a timely basis, competition in the healthcare industry, our ability to integrate our personal care segment into our business efficiently, changes in the case mix of patients and payment methodologies, changes in estimates and judgments associated with critical accounting policies, our ability to maintain or establish new patient referral sources, our ability to attract and retain qualified personnel, changes in payments and covered services by federal and state governments, future cost containment initiatives undertaken by third-party payors, our access to financing, our ability to meet debt service requirements and comply with covenants in debt agreements, business disruptions due to natural disasters or acts of terrorism, our ability to integrate, manage and keep our information systems secure, our ability to comply with requirements stipulated in our corporate integrity agreement and changes in law or developments with respect to any litigation relating to the Company, including various other matters, many of which are beyond our control.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on any forward-looking statement as a prediction of future events. We expressly disclaim any obligation or undertaking and we do not intend to release publicly any updates or changes in our expectations concerning the forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based, except as required by law.

About Amedisys:

Amedisys, Inc. is a leading healthcare at home Company delivering personalized home health, hospice and personal care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. We partner with 3,000 hospitals and 59,000 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, LA with an executive office in Nashville, TN, Amedisys is a publicly held company. With more than 17,900 employees, in 420 care centers in 34 states and the District of Columbia, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 369,000 patients in need every year. For more information about the Company, please visit: www.amedisys.com.